EXHIBIT 99

NEWS RELEASE


FOR IMMEDIATE RELEASE          Contact:  Robert E. Evans
April 4, 2000                            President and Chief Executive Officer
                                         (740) 373-3155


             PEOPLES BANCORP ENHANCES CUSTOMER SERVICE CAPABILITIES
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     PEBO completes consolidation of banking entities and insurance agencies

         Marietta, Ohio - Peoples Bancorp (Nasdaq: PEBO) today announced successful completion of the consolidation of its banking and thrift subsidiaries, as well as reorganization of the Company's insurance agencies. These actions will enhance customer service, increase product offerings, and add consistency to product delivery in all Peoples Bancorp financial service centers.
         "Our focus is filling the financial needs of our clients. We determined the best framework to provide our unmatched combination of product offerings and personalized service is through a single national banking company with full insurance capabilities," commented Robert E. Evans, Peoples Bancorp's President and CEO. "Our clients now have access to all 38 Peoples Bank financial service centers. From traditional banking products to insurance to investments, our goal is to offer Peoples Bank clients and future clients the most convenient delivery channels so they can choose how they want to manage their finances, using one of our full-service banking offices, the internet through Peoples OnLine Connection, or telephone banking via 1-800-374-6123."
         In the March 10, 2000, consolidation, Peoples Bancorp merged its banking and thrift subsidiaries, The Peoples Banking and Trust Company and Peoples Bank FSB, with its national banking subsidiary, The First National Bank of Southeastern Ohio. The resulting single banking entity was renamed `Peoples Bank, National Association', and operates under the trade name `Peoples Bank'. While the consolidation is expected to provide some enhancement to future shareholder return via added operating efficiencies, the primary focus is on customer retention and market share growth by improving product and service convenience and availability.
         "Recent regulations have modernized the financial services industry," stated Carol A. Schneeberger, Peoples Bancorp's Vice President of Operations. "Thanks to the focused efforts of many Peoples Bancorp associates, the recent transition period was virtually transparent to our customers. We think Peoples Bancorp is now positioned to best anticipate and fill customer needs, as well as optimize shareholder returns."
         Also, effective March 31, 2000, Peoples Bancorp combined its life insurance agency and property and casualty agency into a single entity as an operating subsidiary under Peoples Bank named `Peoples Insurance Agency, Inc.'. The reorganization will provide enhanced opportunities for the Company's investment and insurance associates to meet customer needs as well as increase market awareness through the more recognizable `Peoples' brand name.
         Evans said, "One of our goals is to be a financial services organization that offers banking products, insurance and investment alternatives, and our clients' choice of delivery methods. These recent changes only strengthen our commitment and increase our clients' choices in areas such as electronic banking, as well as access to services and office locations."
         Peoples Bancorp Inc. is a diversified financial services company with over $1 billion in assets. The Company's lead subsidiary is Peoples Bank, which offers complete banking products and services through 38 financial service locations and 25 ATM's in the states of Ohio, West Virginia, and Kentucky. Peoples Bank also makes available other financial services via Peoples Investments, which provides customer-tailored solutions for fiduciary needs, investment alternatives, and asset management needs (securities are offered exclusively through Raymond James Financial Services, member NASD/SIPC, an independent broker/dealer located at Peoples Bank). Peoples Bank also provides a full set of life, property and casualty insurance products and services, through Peoples Insurance Agency, Inc. Peoples Bancorp's common stock is traded through the Nasdaq National Market System under the symbol `PEBO'. Learn more about Peoples Bancorp or enroll in Peoples OnLine Connection, Peoples Bank's internet banking product, at www.peoplesbancorp.com.

                                 END OF RELEASE